Exhibit Number 99.1

COMMUNITY HEALTH SYSTEMS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On December 30, 2022, one or more affiliates of Community Health Systems, Inc. (the “Company”) entered into a definitive asset purchase agreement, as amended (the “Purchase Agreement”) for the sale of substantially all of the assets of Plateau Medical Center (“Plateau”) (25 licensed beds) in Oak Hill, West Virginia, to affiliates of Vandalia Health, Inc. (the “Transaction”). Effective April 1, 2023, one or more affiliates of the Company completed the sale of Plateau pursuant to the terms of the Purchase Agreement. The purchase price paid to the Company in connection with the Transaction at a preliminary closing on March 31, 2023 was approximately $92 million in cash.

The Company has determined that the operations of Plateau that were divested in the Transaction do not meet the definition of discontinued operations pursuant to Financial Accountings Standards Board Accounting Standards Codification 205 (ASC 205), “Presentation of Financial Statements.”

The accompanying unaudited pro forma condensed consolidated balance sheet of the Company is presented as if the disposition of Plateau had occurred as of December 31, 2022. The estimated gain on sale in connection with the Transaction is reflected in the unaudited pro forma condensed balance sheet within retained earnings.

The accompanying unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2022 (the “Pro Forma Period”) includes certain pro forma adjustments to illustrate the estimated effect of the Company’s disposition, as if the Transaction had occurred on January 1, 2022. The amounts included in the historical columns represent the Company’s historical balance sheet and statement of income for the Pro Forma Period presented.

The accompanying unaudited pro forma condensed consolidated financial statements have been prepared in accordance with Article 11 of Regulation S-X and do not include all of the information and note disclosures required by generally accepted accounting principles of the United States (GAAP). Pro forma financial information is intended to provide information about the continuing impact of a transaction by showing how a specific transaction might have affected historical financial statements. Pro forma financial information illustrates only the isolated and objectively measurable (based on historically determined amounts) effects of a particular transaction, and excludes effects based on judgmental estimates of how historical management practices and operating decisions may or may not have changed as a result of the transaction. Therefore, pro forma financial information does not include information about the possible or expected impact of current actions taken by management in response to the Transaction, as if management’s actions were carried out in previous reporting periods.

The unaudited pro forma condensed consolidated financial information is subject to the assumptions and adjustments described in the accompanying notes. These assumptions and adjustments are based on information presently available. Actual adjustments may differ materially from the information presented. The unaudited pro forma condensed consolidated financial statements are based on the historical financial statements of the Company for the period presented and in the opinion of the Company’s management, all adjustments and disclosures necessary for a fair presentation of the pro forma data have been made. These unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the results of operations or financial condition that would have been achieved had events reflected been completed as of the dates indicated, and may not be useful in predicting the impact of the Transaction on the future financial condition and results of operations of the Company due to a variety of factors. These unaudited pro forma condensed consolidated financial statements and the notes thereto should be read in conjunction with the Company’s consolidated financial statements for the year ended December 31, 2022, included in the Company’s Annual Report on Form 10-K filed on February 17, 2023.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

(In millions)

	December 31, 2022
		Pro Forma
	As Reported	Adjustments		Pro Forma
ASSETS
Current assets
Cash and cash equivalents	$118	$92	a	$210
Patient accounts receivable	2,040	—		2,040
Supplies	353	—		353
Prepaid income taxes	99	—		99
Prepaid expenses and taxes	237	—		237
Other current assets	235	(2	)b	233

Total current assets	3,082	90		3,172

Property and equipment	9,639	—		9,639
Less accumulated depreciation and amortization	(4,274)	—		(4,274)

Property and equipment, net	5,365	—		5,365

Goodwill	4,166	—		4,166

Deferred income taxes	49	—		49

Other assets, net	2,007	(56	)b	1,951

Total assets	$14,669	$34		$14,703

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Current maturities of long-term debt	$21	$—		$21
Current operating lease liabilities	148	—		148
Accounts payable	773	—		773
Accrued liabilities:
Employee compensation	637	—		637
Accrued interest	189	—		189
Other	418	(2	)b	416

Total current liabilities	2,186	(2)		2,184

Long-term debt (g)	11,614	—		11,614

Deferred income taxes	354	6	c	360

Long-term operating lease liabilities	605	—		605

Other long-term liabilities	644	—		644

Total liabilities	15,403	4		15,407

Redeemable noncontrolling interests in equity of consolidated subsidiaries	541	—		541

STOCKHOLDERS’ DEFICIT
Community Health Systems, Inc. stockholders’ deficit:
Preferred stock	—	—		—
Common stock	1	—		1
Additional paid-in capital	2,084	—		2,084
Accumulated other comprehensive loss	(21)	—		(21)
Accumulated deficit	(3,431)	30	d	(3,401)

Total Community Health Systems, Inc. stockholders’ deficit	(1,367)	30		(1,337)
Noncontrolling interests in equity of consolidated subsidiaries	92	—		92

Total stockholders’ deficit	(1,275)	30		(1,245)

Total liabilities and stockholders’ deficit	$14,669	$34		$14,703

Unaudited Pro Forma Condensed Consolidated Statement of Income

(In millions, except per share amounts)

	Year Ended December 31, 2022
		Pro Forma
	As Reported	Adjustments		Pro Forma
Net operating revenues	$12,211	$(53	)e	$12,158

Operating costs and expenses:
Salaries and benefits	5,330	(22	)e	5,308
Supplies	1,975	(6	)e	1,969
Other operating expenses	3,336	(13	)e	3,323
Lease cost and rent	317	(1	)e	316
Pandemic relief funds	(173)	—	e	(173)
Depreciation and amortization	534	(3	)e	531
Impairment and (gain) loss on sale of businesses, net	71	(36	)d	35

Total operating costs and expenses	11,390	(81)		11,309

Income from operations	821	28		849
Interest expense, net	858	—		858
Gain from early extinguishment of debt	(253)	—		(253)
Gain from CoreTrust transaction	(119)	—		(119)
Equity in earnings of unconsolidated affiliates	(14)	—		(14)

Income before income taxes	349	28		377
Provision for income taxes	170	4	c, d	174

Net income	179	24		203
Less: Net income attributable to noncontrolling interests	133	—		133

Net income attributable to Community Health Systems, Inc. stockholders	$46	$24		$70

Earnings per share attributable to Community Health Systems, Inc. stockholders:
Basic	$0.35			$0.49

Diluted	$0.35			$0.48

Weighted-average number of shares outstanding:
Basic	129			127

Diluted	130			130

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following items resulted in adjustments in the unaudited pro forma condensed consolidated financial information:

a.	Adjustment represents cash consideration received from the sale of Plateau of approximately $92 million.

b.	Adjustments represent the elimination of assets and liabilities held for sale attributable to Plateau.

c.

Adjustment represents a net increase in income taxes of approximately $4 million associated with the sale of Plateau. An approximate $6 million increase in income taxes related to the gain on sale is offset by a $2 million benefit related to the elimination of revenues, costs and expenses referenced in Note (e). The estimated tax effect of pro forma adjustments is calculated at the statutory rate for the respective period adjusted for discrete impacts including changes in valuation allowances.

d.	Adjustments reflect the pre-tax gain on sale of Plateau of $36 million ($30 million net of tax) calculated as follows:

Cash received	$92
Less: Carrying value of Plateau	(23)
Less: Goodwill allocated to sale of Plateau	(33)

Pro forma gain before income taxes	36
Provision for income taxes	(6)

Pro forma net gain on sale of Plateau	$30

e.

Adjustments reflect the elimination of revenues, costs and expenses directly attributable to Plateau. Adjustments do not include certain general corporate overhead costs previously allocated to Plateau that will have a continuing effect on the Company post-closing.

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